EXHIBIT 23.1
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-160743) pertaining to the Walter Investment Management Corp. 1999 Equity Incentive Plan (As Amended) and the Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp. of our report dated March 2, 2010, with respect to the consolidated financial statements of Walter Investment Management Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP

Tampa, Florida
March 2, 2010